Exhibit 99.1

BioSig Technologies Signs Three New Licensing Agreements with Mayo Clinic

●	New areas of collaboration identified between Mayo Clinic and BioSig

●	Focus on previously untapped arrhythmia treatments

●	Additional development areas covering novel therapies for autonomic nervous system disease

Westport, CT, November 26, 2019 --  BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”), a medical technology company developing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals, today announced that the Company and its majority-owned subsidiary signed three new patent and know-how license agreements with Mayo Foundation for Medical Education and Research.

Under the terms of the newly reached agreements the Company plans to establish a new product pipeline to complement more advanced features of BioSig’s first product, PURE EP(tm) System, and develop solutions for novel ways to treat autonomic nervous system disease. The new R&D pipeline includes hardware, software and algorithmic solutions to be integrated into PURE EP(tm) platform technology. BioSig intends to take the licensed intellectual properties and products, which have been developed by Mayo Clinic over the last decade, through FDA approval, manufacturing, and commercialization. The development program will be run under the leadership of Samuel J. Asirvatham, M.D., Mayo Clinic’s Vice-Chair of Innovation and Medical Director, Electrophysiology Laboratory.

“Sustainable innovation in medicine goes beyond individual products and entails consistent approach to improving the way therapies are delivered. A significant part of our R&D efforts is dedicated to basic science to advance understanding of arrhythmia origination and analysis of the spectrum of other conditions which often accompany heart disease. Mayo Clinic’s mission to providing the best care through integrated clinical practice, research and education deeply resonates with BioSig’s own mission to lead through innovation in bioelectronic medicine, and we are pleased to unveil this new, exciting, chapter in our Company’s development,” commented Kenneth L Londoner, Chairman and CEO of BioSig Technologies, Inc.

“Development of leading-edge therapeutic solutions requires profound knowledge of the leading academic institutions and commitment and dedication of the industry. As part of the growing relationship between physicians at Mayo Clinic and BioSig, my colleagues and I look forward to contributing to the success of the new projects,” said Samuel Asirvatham, M.D., Vice Chair, Innovation and Medical Director, Electrophysiology Laboratory, Mayo Clinic, Rochester, MN.

The Company signed a 10-year collaboration agreement with Mayo Clinic in March 2017. On November 21, 2019 the Company announced that it commenced patient enrollment in its first clinical trial for the PURE EP(tm) System.

Mayo Clinic and Dr. Asirvatham have a financial interest in the technology referenced in this news release. Mayo Clinic will use any revenue it receives to support its not-for-profit mission in patient care, education and research.

About BioSig Technologies

BioSig Technologies is a medical technology company developing a proprietary biomedical signal processing platform designed to improve the electrophysiology (EP) marketplace (www.biosig.com). Led by a proven management team and a veteran Board of Directors, BioSig Technologies is preparing to commercialize its PURE EP(tm) System. The technology has been developed to address an unmet need in a large and growing market.

The Company’s first product, PURE EP(tm) System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory. The system is indicated for use under the supervision of licensed healthcare practitioners who are responsible for interpreting the data. This novel cardiac signal acquisition and display system is engineered to assist electrophysiologists in clinical decision-making during electrophysiology procedures in patients with abnormal heart rates and rhythms. BioSig’s ultimate goal is to deliver technology to improve upon catheter ablation treatments for the prevalent and potentially deadly arrhythmias, Atrial Fibrillation and Ventricular Tachycardia. BioSig has partnered with Minnetronix on technology development and received FDA 510(k) clearance for the PURE EP(tm) System in August 2018.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:
Andrew Ballou
BioSig Technologies, Inc.
Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x119